Exhibit 10.1

INVESTMENT AGREEMENT

BY AND BETWEEN

ENZON PHARMACEUTICALS, INC.

AND

ICAHN CAPITAL LP

DATED AS OF SEPTEMBER 1, 2020

i

Section 7.4. Further Assurances	13

Section 7.5. Amendments and Waivers	13

Section 7.6. Fees and Expenses	13

Section 7.7. Successors and Assigns	13

Section 7.8. Governing Law	13

Section 7.9. Waiver of Jury Trial	14

Section 7.10. Entire Agreement	14

Section 7.11. Effect of Headings and Table of Contents	14

Section 7.12. Severability	14

Section 7.13. Counterparts; No Third Party Beneficiaries	14

Section 7.14. Specific Performance	14

ii

INVESTMENT AGREEMENT

This Investment Agreement, dated as of September 1, 2020 (this “Agreement”), is by and between Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Icahn Capital LP, a Delaware limited partnership (the “Investor”).

BACKGROUND

WHEREAS, the Company has proposed to offer and sell Units (as defined below) pursuant to a Rights Offering (as defined below), on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires that the Investor provide, and the Investor has agreed to exercise its rights under the Basic Subscription Privilege (as defined below) in the Rights Offering, on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire for the Investor to exercise in full an Oversubscription Privilege (as defined below) in connection with the purchase all of the remaining Units not subscribed for by holders pursuant to the Basic Subscription Privilege.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquired Shares” means, collectively, the shares of Common Stock and shares of Preferred Stock to be acquired by the Investor upon exercise of the Rights acquired by the Investor pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person, provided that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor.

“Agreement” shall have the meaning set forth in the Preamble.

“Basic Subscription Privilege” shall have the meaning set forth in Section 2.1(b).

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities means a holder who is deemed to be the beneficial owner, or ownership that is deemed to be beneficial ownership, of such securities under Rule 13d-3 or Rule 13d-5 of the Exchange Act, and shall include such securities Beneficially Owned by all other persons with whom a holder would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to such securities.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or one on which banks in New York, New York are authorized or required to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Closing Date” means the closing of the Rights Offering.

“Certificate of Designation” means the Certificate of Designation to be filed with the Secretary of State of the State of Delaware that will designate, and set forth the rights and preferences of, the Preferred Stock.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality that has jurisdiction over any of the Company or any of its properties or assets or any matter relating to the transactions contemplated by this Agreement.

“Indemnified Party” means an Investor Indemnified Party or a Company Indemnified Party, as the case may be.

“Indemnifying Party” means the Company or the Investor, as the case may be.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Losses” shall have the meaning set forth in Section 7.2(a).

“OTC” means the OTCQX market of the OTC Markets Group, Inc.

“Oversubscription Privilege” shall have the meaning set forth in Section 2.1(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means a newly designated series of the preferred stock of the Company, which shall: (i) have a stated value of $1,000.00 per share; (ii) not be convertible into shares of Common Stock; (iii) not be entitled to voting rights, except in limited circumstances and as required by the DGCL; (iv) be entitled to receive cumulative annual dividends at a rate of 3% per annum per share if paid in cash as declared by the Board or, if not declared in cash by the Board, 5% per annum per share paid-in-kind as an increase to the initial liquidation value; (v) be redeemable in whole or in part at the Company’s option at any time commencing two years after initial issuance, provided that all accrued but unpaid dividends are paid prior to, or in connection with, any redemption; and (vi) be redeemable at the option of the holders thereof in the event that there is a change of control of the Company, as such term shall be defined in a certificate of designation to be filed with the Secretary of State of the State of Delaware in connection with the Rights with respect to the Preferred Stock in connection with the Rights Offering.

“Previously Disclosed” means information set forth in or incorporated by reference into (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the SEC on February 19, 2020, including as amended by the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019 and filed with the SEC on April 24, 2020, or (ii) its other reports and forms filed with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after January 1, 2020 (except for risks and forward looking information set forth in the “Risk Factors” section of such annual report or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature).

“Prospectus” means the prospectus that forms a part of the Registration Statement, including all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Act or the Exchange Act.

“Record Date” means the date as of which each record holder of Common Stock will be entitled to receive one (1) Right for each share of Common Stock held as of such date, which date shall be a date selected by the Board in accordance with the DGCL and the requirements of the OTC.

“Registration Statement” the registration statement on Form S-1, to be filed with the SEC in connection with the Rights Offering, including all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Act or the Exchange Act, including by any information contained in any prospectus or prospectus supplement that is deemed to be a part of the Registration Statement pursuant to Rule 430B under the Securities Act.

“Representatives” means, with respect to a Person, such Person’s directors, officers, investment bankers, attorneys, accountants and other advisors or representatives.

“Rights” shall have the meaning set forth in Section 2.1(b).

“Rights Offering” shall have the meaning set forth in Section 2.1(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Agreement” means the Standstill Agreement, dated as of December 8, 2016, by and between the Company, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings, L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn.

“Subscription Period” shall have the meaning set forth in Section 2.1(b).

“Subscription Price” means $1,090.00 per Unit.

“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); (b) any partnership a general partner or a managing general partner of which is such Person or a Subsidiary of such Person; and (c) any limited liability company a managing member or manager of which is such Person or a Subsidiary of such Person.

“Units” means the units that are being offered in the Rights Offering, with each such Unit consisting of (i) one share of Preferred Stock and (ii) 750 shares of Common Stock.

Section 1.2. Interpretation. When a reference is made in this Agreement to “Preamble,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Preamble, Article or Section of, or Annex to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and words importing any gender include the other gender. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section. References to “words of similar import” with respect to material adverse effect or materiality, does not include knowledge qualifiers.

Article II

THE RIGHTS OFFERING

Section 2.1. The Rights Offering.

(a)            As promptly as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to commence and complete the Rights Offering, including by preparing and filing the Registration Statement with the SEC and seeking to cause the Registration Statement to be declared effective by the SEC as soon as reasonably practicable. The Registration Statement and any amendment or supplement to the thereto in connection with the Rights Offering shall be provided to the Investor and its counsel prior to its filing with the SEC, and the Investor and its counsel shall be given a reasonable opportunity to review and comment thereon.

(b)            As soon as practicable after the Registration Statement is declared effective by the SEC and following the Record Date, the Company shall file with the SEC and print the Prospectus, distribute copies of the Prospectus to the holders of record of Common Stock as of the Record Date, and thereafter, promptly commence a rights offering on the following terms: (i) the Company shall distribute, one transferable right (“Rights”) to each holder of record of Common Stock for each share of Common Stock held by such holder as of the Record Date; (ii) for every 1,105 Rights held, the holder thereof shall be entitled to purchase, at the election of such holder, one Unit at the Subscription Price (the “Basic Subscription Privilege”); (iii) the offering shall remain open for the period set forth in the Registration Statement, which shall be at least the minimum time period required by applicable Law (the “Subscription Period”); and (iv) the Investor shall subscribe for additional Units at the Subscription Price pursuant to the instructions set forth in the Prospectus and related materials to the extent that other holders elect not to exercise all of their respective Rights under the Basic Subscription Privilege (the “Oversubscription Privilege”) (such rights offering, the “Rights Offering”). The Company shall use reasonable best efforts to engage in and complete the transactions contemplated in Sections 2.1(a) and 2.1(b) as promptly as practicable.

(c)            The Investor hereby agrees that it will exercise all of its Rights under its Basic Subscription Privilege. The Investor agrees to purchase and the Company agrees to issue and sell to the Investor such Units pursuant to this Section 2.1 at the Subscription Price.

(d)            The Company shall not amend any of the terms of the Rights Offering described in Section 2.1(b) or waive any conditions to the closing of the Rights Offering without the prior written consent of the Investor and the Board. Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.

(e)            The Company shall pay all of its expenses associated with the Registration Statement, the Prospectus, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, the fees and expenses of any subscription and information agents, the fees and expenses of its counsel, accounting fees and expenses and costs associated with clearing the Common Stock offered for sale under applicable state securities Laws.

(f)            The Investor shall provide to the Company such information as the Company may reasonably require in connection with the preparation and filing of the Registration Statement, the Prospectus and any amendment or supplement to the Registration Statement or the Prospectus. No such information provided by the Investor shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (i) at the time the Registration Statement becomes effective under the Securities Act, and (ii) as of the date of the Prospectus and the closing date of the Rights Offering and the Closing Date.

(g)            On the Closing Date, the Company shall deliver to the Investor evidence of the issuance of the Acquired Shares, reflecting the Units purchased by such Investor, in the name of the Investor against payment by or on behalf of the Investor of the purchase price therefore by wire transfer of immediately available funds to the account designated by the Company in writing.

(h)            In the event that this Agreement is terminated or the Rights Offering does not close, then, subject to Section 6.2 of this Agreement, neither the Investor nor the Company shall be required to consummate the transactions contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to the Investor that:

Section 3.1. Organization. The Company is duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Delaware and has all corporate power and authority to own its property and assets and conduct its business in all material respects as currently conducted. The Company is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which that nature of the business conducts or the property owned by it makes such qualification necessary, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company.

Section 3.2. Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company, the Board or its stockholders (except as expressly contemplated by this Agreement). This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles, and except as may be limited by applicable Law and public policy.

Section 3.3. Valid Issuance of Units and Shares. The Units will be, as of the date or dates of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, will be validly issued, fully paid and non-assessable. The Acquired Shares will be, as of the date or dates of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (a) will be validly issued, fully paid and non-assessable and (b) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders.

Section 3.4. Non-Contravention; Authorizations. Except as contemplated by Section 5.3 hereof, the Company’s execution, delivery and performance of this Agreement, issuance and delivery of the Units and the Acquired Shares, and consummation of the transactions contemplated hereby will not: (i) result in any violation of the provisions of the charter or bylaws of the Company, (ii) conflict with or constitute a breach of or default (or, with the giving of notice or lapse of time, would be in default) under, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company is a party or bound or to which any of the property or assets of the Company is subject or (iii) result in any violation of any Law applicable to the Company or any Subsidiary, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for any application or other filing to be filed with OTC and assuming the accuracy of the Investor’s representations and warranties in Article IV, no consent, approval, authorization or other order of, or registration or filing with, any Governmental Entity or OTC is required for the Company’s execution, delivery and performance of this Agreement, the issuance and delivery of the Units and the Acquired Shares, or the consummation of the transactions contemplated hereby, except such as have been obtained or made by the Company.

Section 3.5. Registration Statement; Prospectus. The Registration Statement and the Prospectus, at the time the Registration Statement becomes effective and as of the closing date of the Rights Offering and the Closing Date, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. The Registration Statement, at the time it becomes effective under the Securities Act, shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, at the time the Registration Statement becomes effective and as of its date and the closing date of the Rights Offering and the Closing Date, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, in each case, the Company makes no such representation with respect to information provided to it by the Investor pursuant to Section 2.1(f).

Section 3.6. No Further Reliance. The Company acknowledges that it is not relying upon any representation or warranty made by the Investor not set forth in this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that:

Section 4.1. Organization. The Investor is duly organized and validly existing as a limited liability company in good standing under the Laws of the State of Delaware.

Section 4.2. Authorization. The Investor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Investor of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor, its managers or members. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Investor in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles, and except as may be limited by applicable Law and public policy.

Section 4.3. Non-Contravention; Governmental Authorization.

(a)            Except as contemplated by Section 5.3 hereof, the execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of its charter, bylaws or similar governing documents, (ii) conflict with or result in any breach of, or constitute a default (or, with the giving of notice or lapse of time, would be in default) under, or give rise to any right to termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture or any other contract to which the Investor is a party or by which its properties may be bound or affected and (iii) conflict with or violate any Law applicable to the Investor, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)            Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other Governmental Entity necessary in connection with the execution and delivery by the Investor of this Agreement and the consummation of the transactions contemplated herein (except for such additional steps as may be required by OTC or such additional steps as may be necessary to qualify the Acquired Shares under federal securities, state securities or blue sky Laws) has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 4.4. Information; Knowledge of Business. The Acquired Shares being acquired by the Investor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws. The Investor fully understands the limitations on the ownership and sale, transfer or other disposition of the Acquired Shares. The Investor is able to bear the financial risk of its investment in the Acquired Shares and is able to afford the complete loss of such investment. The Investor has been afforded access to information about the Company and its financial condition and business, sufficient to enable the Investor to evaluate its investment in the Acquired Shares.

Section 4.5. Ownership of Common Stock. As of the date of this Agreement, the Investor and its Affiliates are the record owners of the shares of Common Stock set forth on Schedule I. The Investor Beneficial Owns the shares of Common Stock held by its Affiliates set forth on Schedule I.

Section 4.6. Financial Capability. As of the date hereof and at all relevant times under this Agreement, the Investor will have available funds necessary to purchase the Acquired Shares on the terms and conditions contemplated by this Agreement.

Section 4.7. No Manipulation or Stabilization of Price. In connection with the Rights Offering, the Investor has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company in order to facilitate the sale or resale of any securities of the Company.

Section 4.8. No Further Reliance. The Investor acknowledges that it is not relying upon any representation or warranty made by the Company not set forth in this Agreement. The Investor acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company that the Investor considers sufficient for purposes of the purchase of the Acquired Shares.

Article V

COVENANTS

Section 5.1. Securities to be Issued. The shares of Common Stock and the shares of Preferred Stock to be issued to the Investor pursuant to the exercise of the Rights and the terms of this Agreement shall be subject to the terms and provisions of the Company’s Certificate of Incorporation and the Certificate of Designation.

Section 5.2. OTC Quotation. The Company shall use its reasonable best efforts to cause (i) the Rights to be issued in the Rights Offering to be quoted on the OTC during the Offering Period, and (ii) the shares of Common Stock to continue to be quoted on the OTC. The Investor acknowledges that the shares of Preferred Stock shall not be listed on the OTC or any other securities exchange or recognized trading system.

Section 5.3. Standstill Agreement; Waiver of Section 203; Registration Rights; No Change of Control; Most Favored Nation. In connection with the transactions contemplated by the Rights Agreement, the Board, acting on behalf of the Company, shall and hereby does: (i) terminate the Standstill Agreement so that it shall be of no further force or effect; (ii) waive the applicability of Section 203 of the DGCL to the Investor and its Affiliates; (iii) agree to use its best efforts to (x) register for resale all of the shares of the Company’s Common Stock then held by Investor and its Affiliates following the closing of the Rights Offering and (y) keep such registration statement effective until such time as all such shares may be sold by such holders without volume restrictions pursuant to Rule 144; and (iv) represent and warrant to the Investor that the transactions contemplated by this Agreement will not trigger any “change in control” or similar provisions contained in any agreement, compensation plan or other document to which the Company is a party or by which it is bound. Furthermore, the Company hereby covenants and agrees from and after the date hereof that: (x) none of the terms that may be offered to any stockholder in connection with possible participation in the Oversubscription Privilege relating to the terms, conditions and transactions contemplated thereby, is or will be more favorable to such stockholder than those of the Investor; and (y) in the event that the Company should enter into any agreements with other stockholders providing for more favorable terms, this Agreement shall, at the election of the Investor, be deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of such more favorable terms.

Article VI

TERMINATION

Section 6.1. Termination. This Agreement may be terminated at any time prior to the occurrence of the Closing Date by mutual agreement of the Board, acting on behalf of the Company, and the Investor. This Agreement shall automatically terminate, without any further action required by any party hereto, if the Rights Offering is not consummated by December 31, 2020.

Section 6.2. Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become wholly void and of no further force and effect, except as expressly provided in Section 7.1; provided that nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party.

Article VII

MISCELLANEOUS

Section 7.1. Survival. Each of the representations and warranties set forth in Article III and Article IV shall survive the Closing Date. In addition, Section 5.2, Section 5.3, Section 7.2 and Section 7.7 shall survive the Closing Date.

Section 7.2. Indemnification.

(a)            Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, the Company agrees to indemnify and hold harmless the Investor, its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or relating to (i) any inaccuracy in or breach of the Company’s representations or warranties contained in this Agreement or (ii) the Company’s breach of any agreement or covenant made by the Company in this Agreement. Notwithstanding the above, there shall be no indemnity hereunder in respect of any Losses resulting from any action, suit, claim, matter or proceeding initiated by or on behalf of a stockholder of the Company (other than the Investor, with respect to its rights under this Agreement against the Company) relating to the transactions contemplated by this Agreement.

(b)            Notwithstanding anything in this Agreement to the contrary, from and after the date hereof the Investor, agrees to indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Company Indemnified Parties”), to the fullest extent lawful, from and against any and all Losses arising out of or relating to (i) any inaccuracy in or breach of the Investor’s representations or warranties contained in this Agreement, or (ii) the Investor’s breach of any agreement or covenant made by the Investor in this Agreement.

(c)            An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification pursuant to Section 7.2(a) or Section 7.2(b), and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.2 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify the Indemnifying Party. Such notice shall describe in reasonable detail such claim. An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, provided that the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and shall be liable for the reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

Section 7.3. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, (c) upon receipt, if delivered by facsimile or other electronic transmission (provided confirmation of transmission and deliver is electronically generated and kept on file by the sending party) or (d) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

Enzon Pharmaceuticals, Inc.

20 Commerce Drive (Suite 135)

Cranford, New Jersey 07016

Attention: Andrew Rackear, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017-4611

Attention: Todd E. Mason; Corby J. Baumann

Facsimile: (212) 344-6101

If to the Investor:

Icahn Capital LP

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

Attention: Irene March

Facsimile: (305) 422-4211

With a copy (which shall not constitute notice) to:

Icahn Capital LP

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

Attention: Jesse Lynn

Facsimile: (917) 591-3310

Section 7.4. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.5. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered: (x) by the Board, acting on behalf of the Company; and (y) by the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.6. Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.7. Successors and Assigns. Notwithstanding any provisions to the contrary set forth herein, the Investor shall have the right to assign this Agreement, and all of its rights and obligations hereunder, to any Affiliate of the Investor. With the exception of the foregoing, this Agreement shall not be otherwise assignable or otherwise transferable (by operation of law or otherwise) by any party hereto without the prior written consent of the other party hereto. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the state of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court of the State of Delaware, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the state of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court of the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 7.9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement.

Section 7.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.11. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.12. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

Section 7.13. Counterparts; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such courts does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and each party hereto agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate.

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be duly executed by their respective authorized officers as of the date first written above.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Andrew Rackear
Name:	Andrew Rackear
Title:	Chief Executive Officer

ICAHN CAPITAL LP

By:	/s/ Irene March
Name:	Irene March
Title:	Executive Vice President

SCHEDULE I

COMMON STOCK OWNED BY INVESTOR AND ITS AFFILIATES

Name of Investor	Shares of Common Stock
Icahn Capital LP	0
Icahn Partners LP	3,901,475
Icahn Partners Master Fund LP	2,697,411
Total	6,598,886